Exhibit 21 - Subsidiaries of the Registrant

The following are the subsidiaries of Fulton Financial Corporation:

Subsidiary	State of Incorporation or Organization	Name Under Which Business is Conducted
Fulton Bank, N.A.	United States of America	Fulton Bank
One Penn Square
P.O. Box 4887
Lancaster, Pennsylvania 17604

Swineford National Bank	United States of America	Swineford National Bank
1255 North Susquehanna Trail
P.O Box 241
Hummels Wharf, Pennsylvania 17831

Lafayette Ambassador Bank	Pennsylvania	Lafayette Ambassador Bank
P.O. Box 25091
Lehigh Valley, Pennsylvania 18002

Fulton Financial Realty Company	Pennsylvania	Fulton Financial Realty Company
One Penn Square
P.O. Box 4887
Lancaster, Pennsylvania 17604

Fulton Reinsurance Company, LTD	Turks & Caicos Islands	Fulton Reinsurance Company, LTD
One Beatrice Butterfield Building
Butterfield Square, Providenciales
Turks & Caicos Islands, BWI

FNB Bank, N.A.	United States of America	FNB Bank, N.A.
354 Mill Street
P.O. Box 279
Danville, Pennsylvania 17821

Central Pennsylvania Financial Corp.	Pennsylvania	Central Pennsylvania Financial Corp.
100 W. Independence Street
Shamokin, PA 17872

Fulton Bank of New Jersey	New Jersey	The Bank
533 Fellowship Road
Mt. Laurel, NJ 08054

FFC Management, Inc.	Delaware	FFC Management, Inc.
P.O. Box 609
Georgetown, DE 19947

Exhibit 21 - Subsidiaries of the Registrant (Continued)

Subsidiary	State of Incorporation or Organization	Name Under Which Business is Conducted
Fulton Insurance Services Group, Inc.	Pennsylvania	Fulton Insurance Services Group, Inc.
One Penn Square
P.O. Box 7989
Lancaster, Pennsylvania 17604

FFC Penn Square, Inc.	Delaware	FFC Penn Square, Inc.
P.O. Box 609
Georgetown, DE 19947

Virginia Financial Services, LLC	Virginia	Virginia Financial Services, LLC
One Commercial Place #2000
Norfolk, VA

SVB Bald Eagle Statutory Trust I	Connecticut	SVB Bald Eagle Statutory Trust I
Hartford, CT

The Columbia Bank	Maryland	The Columbia Bank
7168 Gateway Drive
Columbia, MD 21046